                                                                    EXHIBIT 11.1

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
             STATEMENT RE: COMPUTATION OF NET EARNINGS PER SHARE(1)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED    NINE MONTHS ENDED
                                                               SEPTEMBER 30,        SEPTEMBER 30,
                                                            -------------------   -----------------
                                                              1997       1996      1997      1996
                                                            --------   --------   -------   -------
Net earnings (pro forma net earnings for nine months ended
  September 30, 1996).....................................   $ 3,758    $ 2,742   $ 6,918   $ 4,581
Interest accrued on convertible debt, net of income
  taxes(2)................................................        --         --        --        97
                                                             -------    -------   -------   -------
          Adjusted net earnings (pro forma net
            earnings).....................................   $ 3,758    $ 2,742   $ 6,918   $ 4,678
                                                             =======    =======   =======   =======
Weighted average number of shares outstanding(3)..........    18,278     17,621    18,185    15,810
Weighted average number of common equivalent shares
  (computed using the treasury stock method)..............       632        665       535       562
Common shares from convertible debt(2)....................        --         --        --       719
Common equivalent shares from the distribution payable
  $(4,875,576) divided by the initial public offering
  price of $11.00 per share (and weighted since the
  initial public offering)................................        --         --        --       140
                                                             -------    -------   -------   -------
          Weighted average number of common and common
            equivalent shares.............................    18,910     18,286    18,720    17,231
                                                             =======    =======   =======   =======
Net earnings (pro forma net earnings for nine months ended
  September 30, 1996) per common and common equivalent
  share...................................................   $   .20    $   .15   $   .37   $   .27
                                                             =======    =======   =======   =======

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(1) All share and per share data has been adjusted to reflect the effect of the 2-for-1 stock split (effected in the form of a stock dividend) at the time of the March 1996 initial public offering.
(2) Assumes convertible debentures were converted, as a component of the initial public offering-related reorganization, as of the beginning of the period and the related interest expense, net of income taxes, is added back to pro forma net earnings.
(3) Assumes number of shares outstanding, after giving effect to the initial public offering-related reorganization, as of the beginning of the period.